Exhibit 99.1

Media and Investor contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Completes Acquisition of

Central Steel & Wire Company

(Chicago – July 2, 2018) – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, announced today that it has completed its previously announced acquisition of Central Steel & Wire Company (“Central Steel & Wire” – OTCPK: CSTW) pursuant to which Central Steel & Wire has become a wholly-owned subsidiary of Ryerson. Central Steel & Wire, with its valued brand spanning more than 100 years, offers a wide selection of products and capabilities, and will continue to operate under its current brand name within the Ryerson network of value-added and intelligently connected service centers.

In connection with the closing of the transaction, shareholders of Central Steel & Wire will receive approximately $150.8 million, or approximately $616.32 per share of Central Steel & Wire common stock outstanding as of the closing. In addition, shareholders of Central Steel & Wire as of the closing of the transaction may receive up to $7.5 million in the aggregate of additional consideration, which is representative of the amount held back in the transaction pending the final determination of Central Steel & Wire’s actual net working capital and net cash (after deducting transaction expenses) to confirm that the closing payment amount was not overstated. Further, if actual net working capital and net cash (after deducting transaction expenses) exceeds the estimated amounts used to calculate the closing payment, shareholders will receive additional consideration for the amount above such estimates. An additional $1 million has been held back to cover the expenses of the shareholders’ representative, the balance of which, to the extent not used, will also be distributed to Central Steel & Wire’s shareholders as of the closing of the transaction on a pro rata basis.

Ryerson will also assume approximately $8.9 million in transaction related obligations of Central Steel & Wire as a result of the closing, including certain transaction expenses and retention and change in control payments.

In connection with the anticipated closing of the transaction and as contemplated by the transaction documents, Central Steel & Wire declared a special dividend in the amount of $50 on each share of its common stock, which was paid on June 29, 2018.

Central Steel & Wire did not operate with any debt for borrowed money at the time of closing of the transaction. Ryerson funded the purchase price for the transaction by drawing on its credit facility.

Eddie Lehner, Ryerson’s President and Chief Executive Officer said, “The inclusion of Central Steel & Wire into the Ryerson family of highly valued industrial metal distribution and processing companies enhances Ryerson’s ability in providing great customer experiences. The expansion of our long, tube, and plate portfolio through this acquisition makes our combined commercial, operational, product, and processing strengths that much more valuable to the customers of both Central Steel & Wire and Ryerson.”

Further information regarding this transaction will be presented during Ryerson’s second quarter 2018 conference call on Thursday, August 2, 2018 at 10:00 a.m. Eastern Time. The live online broadcast will be available on Ryerson’s investor relations website at ir.ryerson.com.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive merger agreement relating to the transaction, a copy of which has been filed by Ryerson with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson employs around 4,600 employees, including Central Steel & Wire, in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of Ryerson constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Ryerson cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. Ryerson does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.